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[LOGO] BANK OF AMERICA                                              EXHIBIT 10.1
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                                                         Business Loan Agreement

This Agreement dated as of MAY 19, 2000, is between Bank of America, N.A. (the "Bank") and Cost Plus, Inc. (the "Borrower").

1.   LINE OF CREDIT AMOUNT AND TERMS

1.1  Line of Credit Amount.

(a) During the availability period described below, the Bank will provide an unsecured line of credit to the Borrower. The amount of the line of credit (the "Commitment") is equal to the amount indicated for each period specified below:

          Period                                                         Amount
          ------                                                         ------

          From the date of this Agreement
          through June 30, 2000                                  $10,000,000.00

          From July 1, 2000 through
          December 31, 2000                                      $40,000,000.00

          From January 1, 2001 through
          June 30, 2001                                          $10,000,000.00

          From July 1, 2001 through
          December 31, 2001                                      $50,000,000.00

          From January 1, 2002 until the Expiration Date         $10,000,000.00

(b) This is a revolving line of credit providing for cash advances and letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

1.2 Availability Period. The line of credit is available between the date of this Agreement and June 1, 2002, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

1.3  Interest Rate.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Prime Rate minus 0.75 percentage point.

(b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

1.4  Repayment Terms.

(a) The Borrower will pay interest on the last day of each monthly period of its fiscal calendar until payment in full of any principal outstanding under this line of credit. For the remainder of calendar year 2000 and prior to the commencement of each calendar year thereafter, the Borrower shall disclose to the Bank in writing the monthly periods of its fiscal calendar for such year.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

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1.5  Optional Interest Rates. Instead of the interest rate based on the Bank's
Prime Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

(a)  Short Term Fixed Rates.

(b)  the IBOR Rate plus 0.9 percentage point.

(c)  the LIBOR Rate plus 0.9 percentage point.

1.6  Letters of Credit.

(a)  This line of credit may be used for financing:

     (i) commercial letters of credit with a maximum maturity of 180 days but not to extend beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

     (ii) standby letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary; provided, however, that each letter of credit must include a final maturity date which will not be subject to automatic extension.

     (iii) The Bank has issued for the account of the Borrower letters of credit pursuant to the Business Loan Agreement entered into as of October 12, 1998 between the Bank and the Borrower (as amended, the "1998 Agreement"). As of the date of this Agreement, any such letters of credit shall be deemed to be outstanding under this Agreement and shall be subject to all the terms and conditions stated in this Agreement.

(b)  The Borrower agrees:

     (i) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

     (ii) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

     (iii) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

     (iv) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

     (v) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

     (vi) to allow the Bank to automatically charge its checking account for any sum drawn under a letter of credit outstanding under this Agreement and for applicable fees, discounts, and other charges related to letters of credit outstanding under this Agreement.

     (vii) to pay the Bank a non-refundable fee equal to 1.0% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

2.   OPTIONAL INTEREST RATES

2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the last day of each monthly period of the Borrower's fiscal calendar during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

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2.2  Short Term Fixed Rate.  The election of Short Term Fixed Rates shall be subject to the following terms and requirements:

(a) The "Short Term Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply during the applicable interest period.

(b) The interest period during which the Short Term Fixed Rate will be in effect will be no shorter than 30 days and no longer than 90 days.

(c) Each Short Term Fixed Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(d) Each prepayment of a Short Term Fixed Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(e)  The prepayment fee shall be equal to the amount (if any) by which:

     (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

2.3 IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the IBOR Rate will be in effect will be no shorter than 30 days and no longer than 90 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each IBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The Borrower may not elect an IBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(d) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

              IBOR Rate =              IBOR Base Rate
                             -----------------------------------
                                  (1.00 - Reserve Percentage)

     Where,

     (i) "IBOR Base Rate" means the interest rate at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(f)  The prepayment fee shall be equal to the amount (if any) by which:

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     (i)  the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

(g) The Bank will be obligated to accept an election for an IBOR Rate Portion unless any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market;

     (ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion; or

     (iii) an event of default under this Agreement or an event which, with notice or lapse of time or both, would constitute an event of default under this Agreement.

2.4 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

              LIBOR Rate =    London Inter-Bank Offered Rate
                              ------------------------------
                               (1.00 - Reserve Percentage)

     Where,

     (i) "London Inter-Bank Offered Rate" means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that interest period will be determined by such alternate method as reasonably selected by Bank. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

                                      -4-
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(g)  The prepayment fee shall be equal to the amount (if any) by which:

     (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will be obligated to accept an election for a LIBOR Rate Portion unless any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market;

     (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion; or

     (iii) an event of default under this Agreement or an event which, with notice or lapse of time or both, would constitute an event of default under this Agreement.

3.   FEES AND EXPENSES

3.1  Fees.

(a) Loan fee. The Borrower agrees to pay a loan fee in the amount of Eight Thousand and 00/100 Dollars ($8,000.00). This fee is due on the date of this Agreement.

(b) Unused commitment fee. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at 0.125% per year. The calculation of credit outstanding shall include the undrawn amount of letters of credit. This fee is due on last day of each fiscal quarter of the Borrower until the Expiration Date.

(c) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed two percent (2%) of any installment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

3.2 Expenses. The Borrower agrees to immediately repay the Bank for reasonable and documented expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

3.3 Reimbursement Costs. The Borrower agrees to reimburse the Bank for any reasonable and documented expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement equal to 50% of the first Three Thousand and 00/100 Dollars ($3,000.00) of such expenses. If such expenses are in excess of Three Thousand and 00/100 Dollars ($3,000.00), then the Bank and the Borrower will determine a mutually acceptable fee payment arrangement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

4.   DISBURSEMENTS, PAYMENTS AND COSTS

4.1 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

                                      -5-
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4.2  Telephone and Telefax Authorization.

(a) The Bank will honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 17685-00608, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, will benefit the Bank and its officers, employees, and agents, and will not apply to any such liability, loss, or costs caused by the Bank's gross negligence or willful misconduct.

4.3  Direct Debit (Pre-Billing).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 17685-00608, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 5 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

     (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

     (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

               Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

4.4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's reasonable and documented costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)  any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

4.6 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

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4.7  Default Rate. Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 2 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5.   CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

5.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2  Governing Documents.  A copy of the Borrower's articles of incorporation.

5.3  Other Items.  Any other items that the Bank reasonably requires.

6.   REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

6.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities.

(b)  in compliance with all government regulations that apply.

6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would materially impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.9 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

6.10 Income Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

6.11 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.12 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at 200 Fourth Street, Oakland, California 94607.

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7.   COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 Use of Proceeds. To use the proceeds of the credit only for working capital and general corporate purposes (including stock repurchases, friendly acquisitions, and investments), and at the option of the Bank, to finance drafts drawn under any letter of credit issued hereunder.

7.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a certified public accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Within 45 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis. For the fourth fiscal quarter of each year, these financial statements will be prepared as part of the Borrower's annual financial statements required under (a) above and may be provided to the Bank together with those annual statements.

(c) Within the period provided in (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(d) Within 60 days of its fiscal year end, the Borrower's annual business plan/budget for the then current fiscal year in form satisfactory to the Bank.

(e) Copies of the Borrower's Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report within 30 days after the date of filing with the Securities and Exchange Commission.

(f) By September 30 of each year, a summary of estimated new site lease commitments for the forthcoming fiscal year.

7.3 Tangible Net Worth. To maintain on a consolidated basis tangible net worth equal to at least the amounts indicated for each period specified below:

           Period                                         Amounts
           ------                                         -------

           From the date of this Agreement
           through February 2, 2001                  $116,000,000

           From February 3, 2001 through
           February 1, 2002                          $140,000,000

           From February 2, 2002 and thereafter      $165,000,000

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles, and monies due from affiliates, officers, directors, employees or shareholders of the Borrower) plus liabilities subordinated to the Bank in a manner acceptable to the Bank (using the Bank's standard form) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

Compliance with this financial covenant will be measured as of the end of each fiscal quarter.

7.4 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or capital lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent, which consent shall not be unreasonably withheld. This does not prohibit:

(a)  Acquiring goods, supplies, merchandise, or services on normal trade credit.

(b)  Endorsing negotiable instruments received in the usual course of business.

(c)  Obtaining surety bonds in the usual course of business.

(d) Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank prior to closing and acceptable to the Bank.

(e) Additional debts and capital lease obligations for the acquisition of fixed or capital assets, to the extent permitted under Paragraph 7.6 of this Agreement. Such debts and obligations may include Purchase Money Indebtedness. "Purchase Money Indebtedness" means (i) indebtedness for the payment of all or any part of the purchase price of any fixed or capital assets, (ii) indebtedness incurred at the time of or within (10) ten days prior to or after the acquisition of any fixed or capital assets for the purpose of financing all or any part of the purchase price thereof and
     (iii) any renewals, extensions or refinancing thereof, but not any increases in principal amounts thereof outstanding at the time.

(f) Additional debts arising from the finance or refinance of existing real property of the Borrower.

(g)  Other unsecured indebtedness incurred in the ordinary course of business.

(h) Additional contingent liabilities that do not exceed an aggregate amount of One Million Dollars ($1,000,000).

7.5 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)  Deeds of trust and security agreements in favor of the Bank.

(b)  Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank prior to closing and acceptable to the Bank.

(d) Additional purchase money security interests or purchase money liens in personal property or real property acquired after the date of this Agreement which secure Purchase Money Indebtedness permitted by subparagraph (e) of the preceding paragraph.

(e) Liens on the financed or refinanced real property which secure indebtedness permitted by subparagraph (f) of the preceding paragraph.

(f) Liens arising in the ordinary course of the Borrower's business by operation of law or regulation, but only if payment in respect of such lien is not yet due.

(g) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods.

(h) Such minor defects, irregularities, encumbrances, easements, rights of way, and clouds on title as normally exist with respect to similar properties and which do not, individually or in the aggregate, materially impair the property affected thereby or limit its use to the purpose for which it was acquired.

(i) Landlord's liens arising under lease contracts or by operation of law in the ordinary course of business which are not delinquent or remain payable without penalty.

(j) Additional liens against the property of the Borrower which secure obligations in an aggregate principal amount not exceeding One Million Dollars ($1,000,000).

7.6 Capital Expenditures. Not to spend or incur obligations (including the total amount of any capital leases of equipment) for more than the following to acquire fixed or capital assets: (a) Thirty Million Dollars ($30,000,000) in the fiscal year ending February 3, 2001; (b) Thirty-Eight Million Dollars ($38,000,000) in the fiscal year ending February 2, 2002; and (c) Forty-Two Million Dollars ($42,000,000) in the fiscal year ending February 1, 2003 and each fiscal year thereafter.

7.7 Loans to Officers or Affiliates. Not to make any loans, advances or other extensions of credit (including extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services) to any of the Borrower's executives, officers, directors or shareholders (or any relatives of any of the foregoing), or to any affiliated entities (other than to any subsidiary of the Borrower) in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate at any one time.

7.8 Stock Repurchases. Not to repurchase any of its stock in excess of Five Million Dollars ($5,000,000) in any single fiscal year, without the prior written consent of the Bank.

7.9 Change of Ownership. Not to cause, permit, or suffer any material change, direct or indirect, in the Borrower's capital ownership.

7.10 Change of Management. Not to make any substantial change in its present executive or management personnel.

7.11 Paydown Period. To reduce the amount of advances outstanding under this Agreement to zero for a period of at least 30 consecutive days between January 1 and March 31 of each calendar year. For the purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit.

7.12 Notices to Bank. To promptly notify the Bank in writing of:

(a) any lawsuit over One Million Dollars ($1,000,000) against the Borrower (or any guarantor).

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d) any material adverse change in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f) any actual contingent liabilities of the Borrower (or any guarantor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of One Million Dollars ($1,000,000) in the aggregate.

7.13 Books and Records. To maintain adequate books and records.

7.14 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.15 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

7.16 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

7.17 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

7.18 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.19 General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

7.20 Additional Negative Covenants. Not to, without the Bank's written consent, which consent shall not be unreasonably withheld:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)  liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, or other combination unless (i) the Borrower enters into such consolidation, merger, or other combination in conjunction with an acquisition or purchase that is permitted under Paragraph 7.20(h) below and (ii) the Borrower is the surviving or continuing corporation of such consolidation, merger, or other combination.

(d) become a partner in a partnership, a member of a joint venture, or a member of a limited liability company. It is provided, however, that the Borrower may become a partner in a partnership or a member of a joint venture or limited liability company so long as, between the date of this Agreement and February 2, 2002, the sum of the total amount of the Borrower's capital contributions to such entities plus the total amount of direct or contingent debt assumed or incurred by the Borrower in its capacity as a partner or member of such entities does not exceed Ten Million Dollars ($10,000,000).

(e) sell or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so; provided, however, that sales or other dispositions for less than fair market value of assets with an aggregate fair market value not exceeding Three Million Dollars ($3,000,000) are permitted in any fiscal year.

(f) sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(g) enter into any sale and leaseback agreement covering any of its fixed assets; provided, however, that sale and leaseback agreements covering fixed assets with an aggregate fair market value not exceeding Ten Million Dollars ($10,000,000) are permitted in any fiscal year.

(h) acquire or purchase a business or its assets for aggregate consideration, including assumption of direct or contingent debt, in excess of Twenty Five Million Dollars ($25,000,000) between the date of this Agreement and the fiscal year ending February 2, 2002.

7.21 ERISA Plans. Promptly during each year, to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

8.   DEFAULT

If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1 Failure to Pay. The Borrower fails to make a payment under this Agreement within 10 days after the date when due.

8.2 False Information. The Borrower (or any guarantor) has knowingly given the Bank false or misleading information or representations.

8.3 Bankruptcy. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor) or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower (or any guarantor) is dismissed within a period of 30 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

8.4 Receivers. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated.

8.5 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower (or any guarantor) in an aggregate amount of Five Million Dollars ($5,000,000) or more in excess of any insurance coverage.

8.6 Judgments. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Million Dollars ($5,000,000) or more in excess of any insurance coverage.

8.7 Government Action. Any government authority takes action that materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

8.8 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur. "Material adverse change" means (a) a material impairment of the ability of the Borrower to perform its payment obligations under this Agreement or any document required by this Agreement, or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of this Agreement or any document required by this Agreement.

8.9 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed and, if there is a cure period applicable to such default, such default continues beyond the applicable cure period. It is provided, however, that this paragraph shall only apply to defaults that consist of failing to make a payment when due or gives the other lender the right to accelerate the obligation.

8.10 Default under Related Documents. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is no longer in effect or is violated in any material respect and, if there is a cure period applicable to such violation, such violation continues beyond the applicable cure period.

8.11 Other Bank Agreements. The Borrower (or any guarantor) fails to meet the material conditions of, or fails to perform any material obligation under any other agreement the Borrower (or any guarantor) has with the Bank or any affiliate of the Bank and, if there is a cure period applicable to such failure, such failure continues beyond the applicable cure period.

8.12 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any material term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

9.   ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2  California Law.  This Agreement is governed by California law.

9.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4  Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim").

(b) At the request of the Borrower or the Bank, any Claim shall be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, U. S.
     Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S."), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d) The arbitration shall be administered by J.A.M.S. and conducted in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in California. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on J.A.M.S. under applicable J.A.M.S. rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) This paragraph does not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6 Administration Costs. The Borrower shall pay the Bank for all reasonable and documented costs incurred by the Bank in connection with administering this Agreement.

9.7 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable and documented costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

9.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.9 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, except to the extent any such loss, liability, damages, judgments, or costs are caused by the Bank's gross negligence or willful misconduct. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

9.10 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices sent by first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail.

9.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.12 Prior Agreement Superseded. This Agreement supersedes the 1998 Agreement, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.
                                                 Cost Plus, Inc.

X /s/ Lisa M Thomas                              X /s/ John Hoffner
  ---------------------------------                --------------------------
By: Lisa M. Thomas, Senior Vice                  By: John Hoffner, Chief
    President                                        Financial Officer

Address where notices to the                     Address for Notices:
Bank are to be sent:

Bay Area Commercial Banking Office #01473        200 Fourth Street
345 Montgomery Street                            Oakland, CA 94607
San Francisco, CA 94104